SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AIRBORNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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AIRBORNE, INC.
3101 Western Avenue, P.O. Box 662
Seattle, Washington 98111

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TO BE HELD APRIL 30, 2002

Notice is hereby given that the annual meeting of the shareholders of Airborne, Inc., a Delaware corporation (the “Company”), has been called and will be held on April 30, 2002, at 10:00 a.m., Seattle time, at The Sheraton Hotel, 1400 Sixth Avenue, Seattle, Washington for the following purposes:

1.	To elect three directors for terms of three years.

2.	To consider and vote upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors.

3.	To hear and consider reports from officers of the Company.

4.	To transact such other business, including consideration of shareholder proposals, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only holders of record, as of the close of business on February 19, 2002, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By order of the Board of Directors

DAVID C. ANDERSON
Secretary

SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

PROXY STATEMENT

AIRBORNE, INC.
3101 Western Avenue, P.O. Box 662, Seattle, Washington 98111

ANNUAL MEETING OF SHAREHOLDERS, APRIL 30, 2002

Date of Mailing: March 22, 2002

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Airborne, Inc., a Delaware corporation, for use at the annual meeting of shareholders to be held at The Sheraton Hotel, 1400 Sixth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 30, 2002, and at any adjournments thereof. Georgeson Shareholder Communications, Inc. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and have qualified, (2) consider and vote on a proposal to approve Deloitte & Touche LLP as independent auditors, (3) hear and consider reports from officers of the Company, and (4) transact such other business, including consideration of shareholder proposals, as may properly come before the meeting and any adjournments thereof.

VOTING AT THE MEETING

Only holders of record, as of the close of business on February 19, 2002, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. On February 19, 2002, there were 48,277,110 shares of Common Stock outstanding (exclusive of 3,234,526 treasury shares), all of which will be entitled to vote at the annual meeting on April 30, 2002. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum.

In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected; to cumulate such shares and give one nominee as many votes as the number of directors to be elected (three) multiplied by the number of shares held; or to distribute such number of votes among as many nominees and in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructions as to the manner of allocating votes.

Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the three individuals who receive the largest number of votes cast are elected as directors. Approval of the selection of Deloitte & Touche as independent auditors and each of the shareholder proposals requires the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon.

Shareholders may withhold their vote from one or more of the nominees for director and may abstain from voting on the selection of Deloitte & Touche as independent auditors and on one or more of the shareholder proposals. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast. If a shareholder abstains from voting on the proposals to approve the selection of Deloitte & Touche as independent auditors or on a shareholder proposal, the abstention will have the effect of a vote cast against the proposal.

Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers’ shares on election of directors and the selection of Deloitte & Touche as independent auditors. However, the shareholder proposals are non-discretionary, and brokers who receive no instructions from their customers will not be able to vote those customers’ shares on those proposals. Under applicable Delaware law, such broker non-votes will have no effect on the shareholder proposals.

All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. To the extent specific instructions are not given with respect to approval of the selection of Deloitte & Touche as independent auditors, the shares represented by the proxy will be voted FOR approval. To the extent specific instructions are not given with respect to the shareholder proposals, the shares represented by the proxy will be voted AGAINST these proposals.

You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders be kept secret from the Company and its directors, officers and employees, except when (a) disclosure is required by applicable law or regulation, (b) when a shareholder expressly requests such disclosure, and (c) in a contested proxy solicitation.

Proxies and ballots will be received and tabulated by the Company’s transfer agent, an independent entity that is not affiliated with the Company. The inspectors of election also will be independent of the Company. Subject to the above exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

To the best of the Company’s knowledge, as of February 19, 2002, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

Holders of Common Stock

Name and Address	Number of Shares	Percentage of Common Stock Outstanding
Vanguard PRIMECAP Fund 100 Vanguard Blvd. Malvern, PA 19355	3,400,000	7.0%

Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	2,906,718	6.0%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,457,000	5.1%

Westport Asset Management, Inc. 253 Riverside Avenue Westport, CT 06880	2,450,400	5.1%

Information in this table is based on reports on Schedule 13G, or amendments thereto, filed with the Securities and Exchange Commission.

ELECTION OF DIRECTORS

The Company’s Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company’s Board currently consists of ten members, divided into three classes with terms expiring at the April annual meeting as follows:

Class A (four positions with terms expiring in 2004):
Carl D. Donaway
Harold M. Messmer, Jr.
Mary Agnes Wilderotter
Rosalie J. Wolf

Class B (three positions with terms expiring in 2002):
Robert G. Brazier
James H. Carey
Andrew B. Kim

Class C (three positions with terms expiring in 2003):
Robert S. Cline
Richard M. Rosenberg
William Swindells

At the annual meeting, three persons will be elected to fill the Class B positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (2005) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Mr. Carey and Mr. Kim are present directors of the Company and have been nominated to continue as directors. Mr. Brazier is retiring from the Company and will not continue after his term expires at the annual meeting. Mr. Donaway, a current Class A director, has been nominated to continue as a Class B director. Mr. Donaway intends to resign from his position as a Class A director immediately prior to election of directors at the annual meeting. Mr. Cline, a current Class C director, is retiring from the Company and intends to resign from his position immediately prior to election of directors at the annual meeting. Pursuant to resolution of the Board, the number of directors will be reduced to eight effective immediately prior to election of directors at the annual meeting, with three directors in each of Class A and Class B and two directors in Class C.

Nominees for Directors to Serve a Three-Year Term

Class B (Terms to Expire in 2005)

James H. Carey, age 69, Managing Director, Briarcliff Financial Associates (private financial advisory firm).

Mr. Carey has been Managing Director of Briarcliff Financial Associates since 1991. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey is a director of the Midland Company. He has been a director of the Company since 1978 and is a member of the Compensation Committee.

Carl D. Donaway, age 50, Chief Executive Officer of the Company.

Mr. Donaway was named Chief Executive Officer of the Company in February 2002. Prior to that time he served as President and Chief Operating Officer of the Company and Airborne Express, Inc. since August 2000. He was appointed Senior Executive Vice President of Airborne Express, Inc. in February 2000. Prior to that time, he was President and Chief Executive Officer of ABX Air, Inc., the Company’s wholly owned airline subsidiary, and Vice President, Business Analysis, and Vice President, Customer Service, of Airborne Express, Inc. Mr. Donaway has been a director of the Company since August 2000.

Andrew B. Kim, age 65, Advisory Director, Sit/Kim International Investment Associates, Inc. (investment company).

Mr. Kim served as President of Sit/Kim International Investment Associates, Inc., from 1989 to 1999 when he retired. Mr. Kim is a director of Ilshin Investment Corp. in Seoul, Korea; Asia Foods in Shanghai, China; and the Vertical Group of New York. Mr. Kim has been a director of the Company since 1994 and serves as Chairman of the Audit Committee and a member of the Nominating Committee.

Continuing Directors—Not Standing for Election This Year

Class C (Terms to Expire in 2003)

Richard M. Rosenberg, age 71, Chairman and Chief Executive Officer (Retired) of BankAmerica Corporation and Bank of America, NT&SA.

Mr. Rosenberg served as Chairman, President and Chief Executive Officer of Bank of America from 1990 to 1996 when he retired. Mr. Rosenberg serves as a director of Pacific Life Company. Mr. Rosenberg, a director of the Company since 1988, is Chairman of the Compensation Committee and a member of the Executive Committee.

William Swindells, age 71, Chairman (Retired), Willamette Industries, Inc. (forest products).

Mr. Swindells served as Chairman of the Board of Directors of Willamette Industries, Inc., from 1985 to February 2002 and as its Chief Executive Officer from 1985 to 1996 and from November 1997 to December 1998. He is a director of Oregon Steel Mills. Mr. Swindells has been a director of the Company since 1994 and is a member of the Audit Committee.

Class A (Terms to Expire in 2004)

Harold M. Messmer, Jr., age 56, Chairman and Chief Executive Officer, Robert Half International Inc. (specialized staffing services).

Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International Inc. since 1987. Mr. Messmer is also a director of Health Care Property Investors, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

Mary Agnes Wilderotter, age 47, President and Chief Executive Officer, Wink Communications, Inc. (telecommunications).

Ms. Wilderotter has been President, Chief Executive Officer and a director of Wink Communications, Inc. since January 1997. From August 1995 to January 1997, she was Executive Vice President of National Operations for AT&T Wireless Services, Inc., and Chief Executive Officer of Claircom, its aviation communications division. From October 1991 to August 1995, Ms. Wilderotter was President of the California/Nevada/Hawaii Region for McCaw Cellular Communications Inc. She is a director of American Tower Corporation; Electric Lightwave Inc.; Gaylord Entertainment; and The McClatchy Company. Ms. Wilderotter has been a director of the Company since 1996 and is a member of the Nominating Committee.

Rosalie J. Wolf, age 60, Managing Director, Laurel Management Company L.L.C. (investment advisor).

Ms. Wolf joined Laurel Management Company L.L.C. as a Managing Director and member in 2001. In 2000, she founded and was the Managing Member of Botanica Capital Partners LLC, a private equity business. Ms. Wolf was Treasurer and Chief Investment Officer of The Rockefeller Foundation from 1994 to 2000. Ms. Wolf serves on the Board of Trustees of TIAA-CREF and is a director of The Sanford C. Bernstein Fund Inc. and the Northern European Oil Royalty Trust. She has been a director of the Company since 1999 and is a member of the Audit Committee.

BOARD OF DIRECTORS AND COMMITTEES

The full Board of Directors met six times during 2001. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he or she was a member during 2001, except Ms. Wilderotter, who attended 75% of all regularly scheduled board meetings.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

Audit Committee.    The Audit Committee is currently composed of Mr. Kim, Chairman; Mr. Swindells; and Ms. Wolf. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries; recommending the employment and retention of a firm of independent auditors to conduct such audit; and reviewing the Company’s financial reporting and control systems. The committee met four times during 2001.

Compensation Committee.    The Compensation Committee is currently composed of Mr. Rosenberg, Chairman; Mr. Carey; and Mr. Messmer. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits; evaluating the performance of the Chief Executive Officer; considering, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices; and recommending the level and form of compensation for non-employee directors. The committee met three times during 2001.

Nominating Committee.    The Nominating Committee is currently composed of Mr. Messmer, Chairman; Mr. Kim; and Ms. Wilderotter. It is charged with searching for and recommending to the Board potential nominees for Board positions. The committee met once during 2001.

Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 2003 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne Inc., P.O. Box 662, Seattle, Washington 98111-0662, so as to be received no later than November 19, 2002.

Executive Committee.    The Executive Committee currently consists of Mr. Cline, Chairman; Mr. Brazier; and Mr. Rosenberg. It is authorized to act in lieu of the full Board on various matters between Board meetings.

Director Compensation

Non-employee directors received an annual fee of $22,000 in 2001 plus $1,500 for each Board and Committee meeting attended.

The Company has a Directors Stock Option Plan (“Option Plan”) and Director Stock Bonus Plan (“Bonus Plan”) for non-employee directors of the Company. The Option Plan provides each such director an annual grant of options to acquire 2,000 shares of the Company’s Common Stock at an exercise price equal to the closing sales price on the New York Stock Exchange on the date of grant. Under the Bonus Plan, each director receives an annual award of shares of the Company’s Common Stock having a value of $6,000 on the award date. The issuance of shares is deferred until the director retires or otherwise ceases to be a director of the Company.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company, by the Chief Executive Officer and the four other most highly compensated executive officers of the Company at December 31, 2001 (the “named executive officers”) and by all directors and executive officers as a group:

Name	Common Stock of the Company Beneficially Owned as of 2/19/02	Percentage of Common Stock Outstanding

Directors

James H. Carey	19,101 [1,2]	*

Andrew B. Kim	44,873 [1,2]	*

Harold M. Messmer, Jr.	25,701 [1,2]	*

Richard M. Rosenberg	27,701 [1,2]	*

William Swindells	24,551 [1,2]	*

Mary A. Wilderotter	13,669 [1,2]	*

Rosalie J. Wolf	8,134 [1,2]	*

Named Executive Officers

Robert S. Cline[3]	814,250 [4]	1.7%

Robert G. Brazier[3]	910,466 [4]	1.9%

Carl D. Donaway[3]	125,488 [4]	*

Kenneth J. McCumber	55,115 [4]	*

Lanny H. Michael	54,214 [4]	*

All Directors and Executive Officers as a Group (18 persons)	2,312,914 [5]	4.7%

*	Less than 1% of Common Stock outstanding.

[1]
Includes shares subject to options granted under the Company’s option plans as follows: Mr. Carey, 16,000; Mr. Kim, 18,000; Mr. Messmer, 20,000; Mr. Rosenberg, 20,000; Mr. Swindells 10,000; Ms. Wilderotter, 12,000 and Ms. Wolf, 6,000.

[2]	Includes 1,701 shares for each Director, except 1,469 shares for Ms. Wilderotter and 1,134 shares for Ms. Wolf issuable under the Director Stock Bonus Plan.

[3]	Mr. Cline, Mr. Brazier and Mr. Donaway also serve as directors.

[4]	Includes shares subject to options granted under the Company’s option plans as follows: Mr. Cline, 509,807; Mr. Brazier, 400,255; Mr. Donaway, 103,895; Mr. McCumber, 40,206 and Mr. Michael, 48,580.

[5]	Includes 1,393,500 shares (inclusive of the shares mentioned in Notes 1, 2 and 4 above) subject to options or issuable under the Director Stock Bonus Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 2001, 2000 and 1999 for services in all capacities to the Company by the named executive officers:

		Annual Compensation		Long-Term Compensation Awards:
Name and Principal Position	Year	Salary	Bonus[1]	Securities Underlying Options[2]	All Other Compensation[3]
Robert S. Cline	2001	$675,000	$—	62,500	$12,556
Chairman, Chief Executive	2000	650,000	—	85,500	13,999
Officer and Director	1999	604,000	—	84,000	18,867

Robert G. Brazier	2001	575,000	—	62,500	8,986
President, Chief Operating	2000	555,000	—	59,500	10,094
Officer and Director	1999	519,500	—	57,000	14,391

Carl D. Donaway	2001	500,000	—	62,500	11,418
President & Chief Operating	2000	465,231	—	43,000	12,057
Officer	1999	323,000	—	24,000	13,733

Kenneth J. McCumber	2001	275,000	—	29,000	7,949
Senior Vice President,	2000	214,596	91,182	8,950	7,571
Sales	1999	181,750	96,430	6,000	11,129

Lanny H. Michael	2001	275,000	—	29,000	7,949
Senior Vice President	2000	221,696	28,067	9,300	7,664
& Chief Financial Officer	1999	181,300	18,257	9,000	11,129

[1]
Amounts awarded under the Executive Incentive Compensation Plan or the Executive Group Incentive Compensation Plan. Mr. McCumber and Mr. Michael were awarded amounts in 2000 and 1999 under the Management Incentive Compensation Plan based on specific performance measured against individual objectives for those years.

[2]	Number of shares of Common Stock underlying options awarded under the Company’s option plans.

[3]
A portion of the amounts shown as All Other Compensation for 2001 represents contributions by the Company to the accounts of the named executive officers under the Company’s defined contribution plan, including 401(k) matching contributions ($454 for Mr. Brazier and $4,024 for each of the other named executive officers). The balance of the amounts shown in this column for 2001 represents premiums paid on term life insurance for the named executive officers.

Option Grants in 2001

The following table shows information concerning stock options granted by the Company to the named executive officers during calendar year 2001:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[2]
Name	Number of Securities Underlying Options Granted[1]	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price (per share)	Expiration Date	5%	10%
Robert S. Cline	62,500	8.72%	$12.00	2/06/11	$471,671	$1,195,307
Robert G. Brazier	62,500	8.72%	12.00	2/06/11	471,671	1,195,307
Carl D. Donaway	62,500	8.72%	12.00	2/06/11	471,671	1,195,307
Lanny H. Michael	29,000	4.04%	12.00	2/06/11	218,855	554,622
Kenneth J. McCumber	29,000	4.04%	12.00	2/06/11	218,855	554,622

[1]
Options for the named executive officers were granted on February 6, 2001. Twenty-five percent of the options will become exercisable on each anniversary of the date of grant, subject to certain contractual provisions that will apply in the event of a change in control (see Change of Control Agreements). The exercise price of all options was the fair market value of the Company’s Common Stock on the date of grant.

[2]	Based upon the $12.00 per share market price on the date of grant and assumed appreciation over the term of the options at the annual rates of stock appreciation shown.

Aggregate Option Exercises in 2001 and Year-End Option Values

The following table shows information concerning stock options exercised during calendar year 2001 by the named executive officers and the value of unexercised options at the end of that year:

Name	Shares Acquired on Exercise	Value Realized[1]	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End[2]
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert S. Cline	14,120	$16,570	357,779	229,625	$360,556	$176,875
Robert G. Brazier	27,910	37,337	268,815	172,125	310,703	176,875
Carl D. Donaway	—	—	67,520	122,750	28,009	176,875
Kenneth J. McCumber	5,220	6,799	32,458	39,712	45,050	82,070
Lanny H. Michael	—	—	37,705	41,925	51,387	82,070

[1]	Represents the aggregate fair market value, on the respective dates of exercise, of the shares of Common Stock received on exercise of options, less the aggregate exercise price of the options.

[2]
Represents the aggregate fair market value on December 31, 2001 (based on the closing price of $14.83 for the Company’s Common Stock on the New York Stock Exchange on that date), of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.

Comparative Performance Graph

Set forth below is a graph comparing the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the Standard & Poor’s Transportation Index for the five-year period ended December 31, 2001.

Comparison of Five-Year Cumulative Total Return
Among Airborne, Inc. Common Stock,
the S&P Composite-500 Index, and the S&P Transportation Index

December 31	1996	1997	1998	1999	2000	2001

Airborne, Inc.	$100	$267	$311	$191	$86	$133
S&P Composite-500 Index	$100	$133	$171	$208	$189	$166
S&P Transportation Index	$100	$130	$127	$115	$136	$136
1.	The total return on the Company’s Common Stock and each index assumes the value of each investment was $100 on December 31, 1996 and that all dividends were reinvested.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

It is the responsibility of the Compensation Committee to set policies governing compensation of the Company’s executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

The Company has designed pay programs for executive officers that provide a strong link between the Company’s performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the performance of the Company.

Each year, the Committee reviews the total compensation of the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices for all other officers of the Company and its subsidiaries.

The Company compensates its executive officers through a combination of base pay, annual awards and longer-term incentives. The Committee believes that total compensation potentially available to Company executive officers is competitive and provides the incentive necessary to motivate them to meet or exceed goals set by the Board.

The Committee generally reviews the base pay of its executives each year to determine whether, based on their performance and responsibilities, mid-year changes in base pay are appropriate. The base pay levels of the Chief Executive Officer and the other executive officers were reviewed during 2001 but were not changed.

During 2001 the executive officers had the potential to receive annual awards under the Company’s incentive compensation plans. In connection with these plans, the Committee approved an annual operating plan at the beginning of 2001 that established targets for pre-tax net profits and revenue growth. In addition certain executive officers were assigned individual objectives.

Annual awards under the plans were calculated as a percentage of base salary. The threshold for awards was attainment of 80% of the targets and the maximum payout was available at 150% target attainment. However, regardless of revenue growth and individual objectives, no awards were made unless the Company earned at least 80% of the targeted level of pre-tax net profit.

In 2001 the Company did not achieve the threshold for pre-tax net profits. Accordingly, no awards were paid under incentive compensation plans for executive officers.

The Committee considers the desirability of granting longer-term incentive awards to the Company’s officers, including the executive officers, under the Company’s stock option program. In deciding the number of options to grant, the Committee considers the anticipated value of the options, the number of options outstanding or previously granted to the executives, and the aggregate number of grants to all employees of the Company. In 2001, stock options were granted to executive officers at an exercise price equal to the fair market value of the Company’s stock on the date of grant. The Committee believes that these awards will have the desired effect of focusing the Company’s senior management on building consistent profitability and shareholder value, since the awards directly align the interests of management with an increase in the market price of the Company’s stock.

Under Federal income tax rules, the deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million limit. The Committee believes all compensation earned by the Company’s executive officers in 2002 will be deductible.

Richard M. Rosenberg, Chairman
James H. Carey
Harold M. Messmer, Jr.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee of the Board of Directors consists entirely of non-employee directors who are independent, as that term is defined in the New York Stock Exchange’s Listing Standards. The Board has adopted a written charter for the Committee.

Management of the Company has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management’s authorizations and are reflected accurately in the Company’s records. The Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2001 and discussed such statements with management, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.

The Committee discussed with the independent auditors, Deloitte & Touche LLP, such matters relating to the performance of the audit as required to be discussed by Statements of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company received the written disclosures from the independent auditors as required by the Independence Standards Board Standard No. 1. The Committee also reviewed the amount of fees paid to the independent auditors for audit and non-audit services and considered whether their provision of non-audit services is compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Andrew B. Kim, Chairman
William Swindells
Rosalie J. Wolf

Retirement Plans

The Company maintains two qualified retirement plans that cover the named executive officers (and all other employees other than certain union employees) and a non-qualified Supplemental Executive Retirement Plan (“SERP”) that provides for benefits in excess of statutory limits. Officers accrue benefits based on an age and service formula that accumulates a point value used to determine a benefit level at a particular retirement age. Normal retirement age is 62. Points are credited for each year of service and year of age up to a maximum point total of 80. Assuming the attainment of the maximum point total, the plans, in conjunction with Social Security, are designed to provide a retirement benefit equal to approximately 65% of an officer’s final average earnings at a normal retirement date of age 62. Final average earnings is the average of the highest five consecutive calendar years of compensation during an officer’s last ten years of employment. Compensation considered in the formula includes salary and bonus paid in a calendar year without regard to IRS limitations.

Benefits determined through the above formula are offset by Social Security and the gross benefit amounts calculated under the Company’s two qualified retirement plans. The qualified plans, a defined contribution profit sharing plan and a defined benefit plan, are used in connection with the SERP and

Social Security to fund retirement benefits. The SERP is unfunded, although the Company maintains commingled investment fund assets that could be used to fund eventual benefit payments. The Company also has a voluntary 401(k) salary deferral plan.

The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon normal retirement at age 62 to the Company’s officers (including the named executive officers) based on specified years of service and levels of final average earnings. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 2001.

Pension Plan Table

	Years of Service
Remuneration	5	10	15	20	25	30	35
$200,000	$81,454	$94,454	$107,454	$115,254	$115,254	$115,254	$115,254
300,000	129,554	149,054	168,554	180,254	180,254	180,254	180,254
400,000	177,654	203,654	229,654	245,254	245,254	245,254	245,254
500,000	225,754	258,254	290,754	310,254	310,254	310,254	310,254
600,000	273,854	312,854	351,854	375,254	375,254	375,254	375,254
700,000	321,954	367,454	412,954	440,254	440,254	440,254	440,254
800,000	370,054	422,054	474,054	505,254	505,254	505,254	505,254
900,000	418,154	476,654	535,154	570,254	570,254	570,254	570,254
1,000,000	466,254	531,254	596,254	635,254	635,254	635,254	635,254
1,100,000	514,354	585,854	657,354	700,254	700,254	700,254	700,254

Based on compensation through December 31, 2001, the final average earnings of the named executive officers were as follows: Mr. Cline, $891,731; Mr. Brazier, $736,330; Mr. Donaway, $485,603; Mr. McCumber, $308,824; and Mr. Michael, $270,900. All of the named executive officers have accrued at least 20 years of service.

Change of Control Agreements

Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least four years thereafter.

The agreements with the named executive officers generally provide that, if an officer is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within four years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years’ salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company’s stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The Company’s stock option plans generally provide that all outstanding options become exercisable upon retirement and expire three years after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

PROPOSAL 2
SELECTION OF AUDITORS

The firm of Deloitte & Touche LLP, independent auditors, has examined the financial statements of the Company for the three years ended December 31, 2001, and has been recommended by the Audit Committee of the Board and by the full Board for reappointment. Deloitte & Touche has no financial interest in the Company, nor does it have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. Unless a contrary vote is indicated thereon, the proxy solicited hereby will be voted for approval of the selection of Deloitte & Touche as such auditors for the ensuing year.

Principal Accountant Fees

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for 2001, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2001, were $232,000.

Financial Information Systems Design and Implementation Fees

Deloitte & Touche did not during 2001 render professional services to the Company for information technology services relating to financial information systems design and implementation.

All Other Fees

The aggregate fees billed by Deloitte & Touche for services rendered to the Company in 2001, other than the services described above under “Audit Fees,” can be subcategorized as follows:

Attestation Fees.    The aggregate fees for attestation services matters such as foreign regulatory compliance were $17, 000.

Other Fees.    The aggregate fees for all other services, such as consultation regarding tax matters were $138,000.

SHAREHOLDER PROPOSALS

The Company has been advised that several shareholders intend to present proposals at the annual meeting. The Company will furnish promptly the names, addresses, and number of shares held by the proponents of the following shareholder proposals upon receipt by the Secretary of a written or oral request for such information.

PROPOSAL 3
SHAREHOLDER PROPOSAL
DECLASSIFY THE BOARD OF DIRECTORS

Shareholder Resolution

RESOLVED:  That Airborne stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

Proponent’s Supporting Statement

Airborne’s Board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

Companies often defend classified boards by suggesting that they preserve continuity. We think continuity is insured through director re-elections. When directors are performing well they routinely are re-elected with majorities over 95%.

We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed the diversification of Airborne’s board and introduce new perspectives.

In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can help give Airborne the flexibility it needs as it moves into the next century.

For the past three years, the proposal to declassify Board of Director elections has received majority votes. In 2001, the proposal received 75% of the shares voted.

The evidence shows that shareholders are fed up with classified boards. This is especially true for employee shareholders. This past year, the Investor Responsibility Research Center reports that shareholder proposals to declassify boards received an average vote of 52.6% for the proposal. By adopting annual elections, Airborne can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

We urge you to vote YES for this proposal.

BOARD OF DIRECTORS RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
AGAINST PROPOSAL 3

The Company’s Board of Directors is divided into three classes with directors elected to staggered three-year terms. The Company adopted its classified board as a result of a majority vote of all outstanding shares at its 1982 annual meeting. A proposal to eliminate the classified board has been presented in each of the last three years. The Board of Directors has again reviewed the issue raised in the proposal and, for the reasons set forth below, continues to believe that the classified board serves the best interests of the Company’s shareholders.

The Board believes classification provides stability in its composition and long-range planning. A classified board ensures that a majority of the Board will have prior experience as directors of the Company. A Board with a historical perspective of the Company is better positioned to make the fundamental decisions that are best for the Company and its shareholders. This enables the directors to build on past experience and plan for a reasonable period in the future. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year.

The Board also believes that a classified board reduces the ability of a third party to effect a sudden, unsolicited change in the Company’s direction. It allows the Board to fulfill its duties to the shareholders by providing an opportunity to negotiate with the proponent of change, consider alternatives and maximize shareholder value. It does not preclude takeover offers that the Board considers to be in the best interests of the shareholders.

The Board continues to believe that directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected annually. Directors have fiduciary duties that do not depend on how often they are elected. The Board has policies that further the accountability of the Board to the shareholders. A portion of each director’s compensation is paid in Airborne stock and options to purchase Airborne stock.

Shareholders have the opportunity annually to vote against one-third of the directors as a way of expressing any dissatisfaction with the Board or management. A majority of the Board can be replaced in the course of two annual meetings, all held within approximately one year.

The Board recognizes that some shareholders oppose board classification. Nevertheless, classified boards reportedly remain a feature of corporate governance at a majority of S&P 500 companies.

Approval of this proposal would require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote. However, approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require action by the Board to amend the Company’s Certificate of Incorporation and Bylaws, which provide for a classified board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4
SHAREHOLDER PROPOSAL
ADOPT GOLDEN PARACHUTE POLICY

Shareholder Resolution

In order to link shareholder value to golden parachutes, shareholders request that our Board Adopt a Golden Parachute Policy which include the provisions below. These provisions seek to give our management the flexibility to implement a comprehensive policy that gives flexibility in implementing a policy with reasonable limits:

1.	Shareholders have the right to vote for or against golden parachutes under certain important circumstances below.

2.	This policy applies to total severance amount that exceed 200% of the senior executive’s annual base salary.

3.
This policy includes that golden parachutes are not given for a merger with less than 50% change in control. Or for a merger approved but not completed. Or for executives who transfer to the successor company.

4.	This policy applies to Future Severance Agreements which include agreements renewing, modifying or extending existing severance agreements or employment agreements that contain severance provisions.

5.	Our Board is requested to seek the maximum flexibility to adopt the letter and spirit of this proposal.

6.	Implementation to be in accordance with applicable laws and would be in accordance with existing severance agreements or employment agreements that contain severance provisions.

7.
Because it may not always be practical to obtain prior shareholder approval, our company would have the option under this proposal of seeking approval after the material terms of the agreement were agreed upon.

In the view of certain institutional investors

Golden parachutes have the potential to:

1.  Create the wrong incentive

2.  Reward mis-management

A change in control can be more likely if our executives do not maximize shareholder value. Golden parachutes can allow our executives to walk away with millions of dollars even if shareholder value has suffered during their tenure.

The potential magnitude of golden parachutes for executives was highlighted in the failed merger of Sprint (NYSE: FON) with MCI WorldCom. Investor and media attention focused on the estimated $400 payout to Sprint Chairman William Esrey. Almost $400 million would have come from the exercise of stock options that vested when the deal was approved by Sprint’s shareholders.

Another example of questionable golden parachutes is the $150 million parachute payout to Northrop Grumman executives after the merger with Lockheed Martin collapsed.

Respected Independent Guidelines on Golden Parachutes

Institutional investors such as the California Public Employees Retirement System (CalPERS) have recommended shareholder approval of these types of agreements in their proxy voting guidelines—or www.calpers-governance.org/principles/domestic/us/page01.asp. Also, the Council of Institutional Investors www.cii.org favors shareholder approval if the amount payable exceeds 200% of the senior executive’s annual base salary.

In the interest of sustained shareholder value vote for:

ADOPT REASONABLE GOLDEN PARACHUTE POLICY
YES ON 4

BOARD OF DIRECTORS RECOMMENDATION
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
AGAINST PROPOSAL 4

Decisions concerning executive employment agreements are vested in the Compensation Committee of the Board of Directors. That Committee consists entirely of directors who are not employees of the Company. The Compensation Committee’s Report on Executive Compensation is set forth on pages 10 and 11 of this Proxy Statement. As described in “Change of Control Agreements” on page 13, executive officers of the Company are elected annually and serve at the pleasure of the Board, subject to agreements that provide certain protections in the event of a change in control. Unlike the examples mentioned in the proponent’s statement, the Company’s change in control agreements are not triggered unless a transaction is consummated.

The Board believes change in control arrangements with executive officers protect shareholder interests by stabilizing management in periods of uncertainty. These arrangements focus an executive on the Company’s interest when the executive’s employment may terminate as a result of a change in control.

The Board also believes it is in the best interests of the shareholders that decisions concerning executive compensation remain vested in the Compensation Committee and not be restricted by limitations inappropriate to individual circumstances. The Company needs flexibility in order to attract and retain executive management in a competitive environment. That flexibility is absent when decisions concerning compensation must be approved or ratified by a vote of the shareholders. Such a vote would require waiting until the next annual meeting or calling a special meeting of shareholders on this topic, a process that takes several months. Such uncertainty and delay would inhibit the Company’s ability to retain and compete for talented executives.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
AGAINST PROPOSAL 4

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that, in 2001, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS

The Company’s 2003 Annual Meeting of Shareholders is scheduled to be held on April 29, 2003. Proposals of shareholders intended to be presented at the 2003 Annual Meeting must be received by the Company on or prior to November 22, 2002, to be eligible for inclusion in the Company’s Proxy Statement and form of proxy to be used in connection with the 2003 Annual Meeting.

A shareholder of record who intends to submit a proposal at the 2003 Annual Meeting that is not eligible for inclusion in the Proxy Statement, or who intends to submit one or more nominations for directors at the meeting, must provide prior written notice to the Company. The notice should be addressed to the Secretary and received at the Company’s principal executive offices not later than February 5, 2003. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Company’s Secretary.

OTHER MATTERS

Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 22, 2002
Seattle, Washington

AIRBORNE, INC
3101 Western Avenue, P.O. Box 662, Seattle, WA 98111

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Richard M. Rosenberg, William Swindells and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne, Inc. (the “Company”) held of record by the undersigned on February 19, 2002, at the annual meeting of shareholders to be held April 30, 2002, or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Except as otherwise directed, this proxy will be voted FOR the election of the nominees named on the reverse side; FOR approval of Deloitte & Touche LLP as independent auditors; AGAINST the shareholder proposal to declassify the Board for the purpose of director elections; and AGAINST the shareholder proposal for a golden parachute policy.

Continued, and to be signed and dated on reverse side.

AIRBORNE, INC.
P.O. BOX 11249
NEW YORK, N.Y. 10203-0249

☐	Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.

1. ELECTION OF DIRECTORS - Class B (Term to expire 2005)

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:  James H. Carey, Carl D. Donaway, Andrew B. Kim
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike out the nominee’s name above. If you desire to cumulate your votes for any individual nominee(s), write your instruction, as to number of votes cast for each, on the space provided below. The total must not exceed three times the number of shares you hold).

2. To approve the selection of Deloitte & Touche LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve the shareholder proposal to declassify the Board of Directors for the purpose of director elections. DIRECTOR RECOMMENDATION: AGAINST	☐	☐	☐

4. To approve the shareholder proposal to adopt a golden parachute policy. DIRECTOR RECOMMENDATION: AGAINST	☐	☐	☐

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments thereof.

To change your address, please mark this box.		☐

SCAN LINE

Please sign as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here